Exhibit 2(n)

Ernst & Young LLP One Manhattan West New York, NY 10001	Tel: +1 212 773 3000 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-2 of Carlyle Credit Income Fund.

We also consent to the incorporation by reference therein of our report dated November 18, 2025, with respect to the financial statements of Carlyle Credit Income Fund included in its Annual Report (N-CSR) for the year ended September 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

September 28, 2026

A member firm of Ernst & Young Global Limited